The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 25, 2016

October , 2016	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks due November 8, 2017

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 50 Reference Stocks, as may be increased by the Basket Adjustment Factor of between 100.00% and 101.00%.

•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $1,000 and integral multiples thereof

•	The notes are expected to price on or about October 27, 2016 and are expected to settle on or about November 1, 2016.

•	CUSIP: 46646E2U5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers, including Strategas Securities, LLC. In no event will these selling commissions exceed $7.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $982.80 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC
Guarantor: JPMorgan Chase & Co.
Basket: The notes are linked to an equally weighted basket consisting of 50 Reference Stocks, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.
Basket Adjustment Factor: Between 100.00% and 101.00% (to be provided in the pricing supplement)
Pricing Date: On or about October 27, 2016
Original Issue Date (Settlement Date): On or about November 1, 2016
Observation Date *: November 3, 2017
Maturity Date*: November 8, 2017

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity you will receive a cash payment, for each $1,000 principal amount note, calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

The Basket Adjustment Factor may provide a buffer against a modest decline of the Basket, but only if the Basket Adjustment Factor is greater than 100.00%.  The buffer provided by the Basket Adjustment Factor will be between 0.00% and approximately 0.99010%, depending on the actual Basket Adjustment Factor. If the Basket Adjustment Factor is set equal to 100.00% and the Final Basket Value is less than the Initial Basket Value, you will lose some or all of your principal amount at maturity.  If the Basket Adjustment Factor is set to above 100.00% and the Final Basket Value is less than the Initial Basket Value by more than the applicable buffer, you will lose some or all of your principal amount at maturity.

Basket Return: (Final Basket Value – Initial Basket Value) Initial Basket Value
Initial Basket Value: Set equal to 100 on the Pricing Date
Final Basket Value: The closing level of the Basket on the Observation Date
Closing Level of the Basket: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return: With respect to each Reference Stock, (Final Value – Initial Value) Initial Value
Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date
Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

Key Terms Relating to the Reference Stocks

An unaffiliated third party selected the Reference Stocks for inclusion in the Basket.

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value
Class A ordinary shares of Accenture plc, par value $0.0000225 per share	ACN	2.00%
Common stock of Alaska Air Group, Inc., par value $0.01 per share	ALK	2.00%
Common stock of Altria Group, Inc., par value $0.33 1/3 per share	MO	2.00%
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	2.00%
Common stock of American Airlines Group Inc., par value $0.01 per share	AAL	2.00%
Common stock of The Boeing Company, par value $5.00 per share	BA	2.00%
Class B common stock of Brown-Forman Corporation, par value $0.15 per share	BFB	2.00%
Class B common stock of CBS Corporation, par value $0.001 per share	CBS	2.00%
Common stock of Cummins Inc., par value $2.50 per share	CMI	2.00%
Common stock of DaVita HealthCare Partners Inc., par value $0.001 per share	DVA	2.00%
Common stock of The Dow Chemical Company, par value $2.50 per share	DOW	2.00%
Common stock of E. I. du Pont de Nemours and Company, par value $0.30 per share	DD	2.00%
Common stock of Edward Lifesciences Corporation, par value $1.00 per share	EW	2.00%
Common stock of Eli Lilly and Company, no par value	LLY	2.00%
Common stock of Equifax Inc., par value $1.25 per share	EFX	2.00%
Class A common stock of Facebook, Inc., par value $0.000006 per share	FB	2.00%
Common stock of FedEx Corporation, par value $0.10 per share	FDX	2.00%
Common stock of FLUOR Corporation, par value $0.01 per share	FLR	2.00%
Common stock of FMC Corporation, par value $0.10 per share	FMC	2.00%
Common stock of General Dynamics Corporation, par value $1.00 per share	GD	2.00%
Common stock of The Goodyear Tire & Rubber Company, no par value	GT	2.00%
Common stock of H&R Block, Inc., no par value	HRB	2.00%
Common stock of Harris Corporation, par value $1.00 per share	HRS	2.00%
Common stock of The Hershey Company, par value $1.00 per share	HSY	2.00%
Common stock of International Paper Company, par value $1.00 per share	IP	2.00%
Common stock of Intuit Inc., par value $0.01 per share	INTU	2.00%

PS-2 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value
Common stock of L-3 Communications Holdings, Inc., par value $0.01 per share	LLL	2.00%
Common stock of Lockheed Martin Corporation, $1.00 par value	LMT	2.00%
Ordinary shares of Mallinckrodt public limited company, par value $0.20 per share	MNK	2.00%
Class A common stock of MasterCard Incorporated, par value $0.0001 per share	MA	2.00%
Common stock of Monsanto Company, par value $0.01 per share	MON	2.00%
Common stock of Motorola Solutions, Inc., par value $0.01 per share	MSI	2.00%
Common stock of Northrop Grumman Corporation, par value $1.00 per share	NOC	2.00%
Common stock of Occidental Petroleum Corporation, par value $0.20 per share	OXY	2.00%
Common stock of Philip Morris International Inc., no par value	PM	2.00%
Common stock of Pitney Bowes Inc., par value $1.00 per share	PBI	2.00%
Common stock of Raytheon Company, par value $0.01 per share	RTN	2.00%
Common stock of S&P Global Inc., par value $1.00 per share	SPGI	2.00%
Common stock of The Southern Company, par value $5.00 per share	SO	2.00%
Common stock of Texas Instruments Incorporated, par value $1.00 per share	TXN	2.00%
Common stock of Textron Inc., par value $0.125 per share	TXT	2.00%
Common stock of Total System Services, Inc., par value $0.10 per share	TSS	2.00%
Common stock of TripAdvisor, Inc., par value $0.001 per share	TRIP	2.00%
Class A common stock of Twenty-First Century Fox, Inc., par value $0.01 per share	FOXA	2.00%
Class B common stock of United Parcel Service, Inc., par value $0.01 per share	UPS	2.00%
Common stock of Varian Medical Systems, Inc., par value $1.00 per share	VAR	2.00%
Common stock of VeriSign, Inc., par value $0.001 per share	VRSN	2.00%
Common stock of Vertex Pharmaceuticals Incorporated, par value $0.01 per share	VRTX	2.00%
Class B common stock of Viacom Inc., par value $0.001 per share	VIAB	2.00%
Common stock of YUM! Brands, Inc., no par value	YUM	2.00%

PS-3 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00; and

•	a Basket Adjustment Factor of 100.00%

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.00	80.00%	80.00%	$1,800.00
165.00	65.00%	65.00%	$1,650.00
150.00	50.00%	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
101.00	1.00%	1.00%	$1,010.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	-5.00%	$950.00
90.00	-10.00%	-10.00%	$900.00
85.00	-15.00%	-15.00%	$850.00
80.00	-20.00%	-20.00%	$800.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

How the Notes Work

Investors will receive at maturity a cash payment, for each $1,000 principal amount note, equal to $1,000 × (1 + Basket Return) × Basket Adjustment Factor. The Basket Adjustment Factor will be between 100.00% and 101.00%.

Upside Scenario:

•	Assuming a Basket Adjustment Factor of 100.00%, if the closing level of the Basket increases 5.00%, investors will receive at maturity a 5.00% return, or $1,050.00 per $1,000 principal amount note.

Par Scenario:

•	Assuming a Basket Adjustment Factor of 100.00%, if the Final Basket Value is equal to the Initial Basket Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

•	Assuming a Basket Adjustment Factor of 100.00%, if the closing level of the Basket decreases 50.00%, investors will receive at maturity a -50.00% return, or $500.00 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-4 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. The amount payable at maturity, if any, will reflect the performance of the Basket, as may be increased by the Basket Adjustment Factor. The Basket Adjustment Factor will be between 100.00% and 101.00% (to be provided in the pricing supplement).  The Basket Adjustment Factor may provide a buffer against a modest decline of the Basket, but only if the Basket Adjustment Factor is greater than 100.00%.  The buffer provided by the Basket Adjustment Factor will be between 0.00% and approximately 0.99010%, depending on the actual Basket Adjustment Factor.  If the Basket Adjustment Factor is set equal to 100.00% and the Final Basket Value is less than the Initial Basket Value, you will lose some or all of your principal amount at maturity.  If the Basket Adjustment Factor is set to above 100.00% and the Final Basket Value is less than the Initial Basket Value by more than the applicable buffer, you will lose some or all of your principal amount at maturity.

•	THE BASKET ADJUSTMENT FACTOR WILL PROVIDE NO BENEFIT IF IT IS SET EQUAL TO 100.00% —

The Basket Adjustment Factor will be between 100.00% and 101.00% (to be provided in the pricing supplement).  If the Basket Adjustment Factor is set equal to 100.00%, you will not benefit from any upside return enhancement or any buffer against any decline of the Basket.  Under these circumstances, if the Final Basket Value is less than the Initial Basket Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	THE NOTES DO NOT PAY INTEREST.

•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —

The notes are linked to an equally weighted Basket consisting of 50 Reference Stocks. In calculating the Final Basket Value, an increase in the price of one of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the prices of the other Reference Stocks. In addition, high correlation of movements in the prices of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN THE NOTES OR THE BASKET.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

PS-5 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE CLASS A ORDINARY SHARES OF ACCENTURE PLC AND THE ORDINARY SHARES OF MALLINCKRODT PUBLIC LIMITED COMPANY —

The Class A ordinary shares of Accenture plc and the ordinary shares of Mallinckrodt public limited company have been issued by non-U.S. companies.  Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.  The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	LIMITED TRADING HISTORY —

A number of the Reference Stocks commenced trading within the past five years and therefore those Reference Stocks and the Basket as a whole have limited historical performance. The Reference Stocks with less than five years of historical performance are the common stock of American Airlines Group Inc., the Class A common stock of Facebook, Inc., the ordinary shares of Mallinckrodt public limited company and the common stock of TripAdvisor, Inc.  See “The Basket” for more information.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Basket Adjustment Factor.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-6 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Basket

The return on the notes is linked to an equally weighted basket consisting of the 50 Reference Stocks.

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on October 24, 2016
Class A ordinary shares of Accenture plc, par value $0.0000225 per share	ACN	New York Stock Exchange	001-34448	$115.80
Common stock of Alaska Air Group, Inc., par value $0.01 per share	ALK	New York Stock Exchange	001-08957	$73.61
Common stock of Altria Group, Inc., par value $0.33 1/3 per share	MO	New York Stock Exchange	001-08940	$64.95
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	The NASDAQ Stock Market	000-22513	$838.09
Common stock of American Airlines Group Inc., par value $0.01 per share	AAL	The NASDAQ Stock Market	001-08400	$39.83
Common stock of The Boeing Company, par value $5.00 per share	BA	New York Stock Exchange	001-00442	$137.45

PS-7 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on October 24, 2016
Class B common stock of Brown-Forman Corporation, par value $0.15 per share	BFB	New York Stock Exchange	002-26821	$45.37
Class B common stock of CBS Corporation, par value $0.001 per share	CBS	New York Stock Exchange	001-09553	$56.35
Common stock of Cummins Inc., par value $2.50 per share	CMI	New York Stock Exchange	001-04949	$126.69
Common stock of DaVita HealthCare Partners Inc., par value $0.001 per share	DVA	New York Stock Exchange	001-14106	$58.10
Common stock of The Dow Chemical Company, par value $2.50 per share	DOW	New York Stock Exchange	001-03433	$54.24
Common stock of E. I. du Pont de Nemours and Company, par value $0.30 per share	DD	New York Stock Exchange	001-00815	$70.14
Common stock of Edward Lifesciences Corporation, par value $1.00 per share	EW	New York Stock Exchange	001-15525	$117.03
Common stock of Eli Lilly and Company, no par value	LLY	New York Stock Exchange	001-06351	$77.57
Common stock of Equifax Inc., par value $1.25 per share	EFX	New York Stock Exchange	001-06605	$131.19
Class A common stock of Facebook, Inc., par value $0.000006 per share	FB	The NASDAQ Stock Market	001-35551	$133.28
Common stock of FedEx Corporation, par value $0.10 per share	FDX	New York Stock Exchange	001-15829	$172.08
Common stock of Fluor Corporation, par value $0.01 per share	FLR	New York Stock Exchange	001-16129	$49.86
Common Stock of FMC Corporation, par value $0.10 per share	FMC	New York Stock Exchange	001-02376	$47.85
Common stock of General Dynamics Corporation, par value $1.00 per share	GD	New York Stock Exchange	001-03671	$151.44
Common stock of The Goodyear Tire & Rubber Company, no par value	GT	The NASDAQ Stock Market	001-01927	$31.72
Common stock of H&R Block, Inc., no par value	HRB	New York Stock Exchange	001-06089	$23.49
Common stock of Harris Corporation, par value $1.00 per share	HRS	New York Stock Exchange	001-03863	$91.28
Common stock of The Hershey Company, par value $1.00 per share	HSY	New York Stock Exchange	001-00183	$95.29
Common stock of International Paper Company, par value $1.00 per share	IP	New York Stock Exchange	001-03157	$46.71
Common stock of Intuit Inc., par value $0.01 per share	INTU	The NASDAQ Stock Market	001-21180	$109.625
Common stock of L-3 Communications Holdings, Inc., par value $0.01 per share	LLL	New York Stock Exchange	001-14141	$147.15
Common stock of Lockheed Martin Corporation, $1.00 par value	LMT	New York Stock Exchange	001-11437	$232.16
Ordinary shares of Mallinckrodt public limited company, par value $0.20 per share	MNK	New York Stock Exchange	001-35803	$61.67
Class A common stock of MasterCard	MA	New York Stock Exchange	001-32877	$103.19

PS-8 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on October 24, 2016
Incorporated, par value $0.0001 per share
Common stock of Monsanto Company, par value $0.01 per share	MON	New York Stock Exchange	001-16167	$102.00
Common stock of Motorola Solutions, Inc., par value $0.01 per share	MSI	New York Stock Exchange	001-07221	$74.49
Common stock of Northrop Grumman Corporation, par value $1.00 per share	NOC	New York Stock Exchange	001-16411	$216.46
Common stock of Occidental Petroleum Corporation, par value $0.20 per share	OXY	New York Stock Exchange	001-09210	$75.03
Common stock of Philip Morris International Inc., no par value	PM	New York Stock Exchange	001-33708	$96.91
Common stock of Pitney Bowes Inc., par value $1.00 per share	PBI	New York Stock Exchange	001-03579	$17.32
Common stock of Raytheon Company, par value $0.01 per share	RTN	New York Stock Exchange	001-13699	$137.66
Common stock of S&P Global Inc., par value $1.00 per share	SPGI	New York Stock Exchange	001-01023	$124.64
Common stock of The Southern Company, par value $5.00 per share	SO	New York Stock Exchange	001-03526	$50.85
Common stock of Texas Instruments Incorporated, par value $1.00 per share	TXN	The NASDAQ Stock Market	001-03761	$71.68
Common stock of Textron Inc., par value $0.125 per share	TXT	New York Stock Exchange	001-05480	$39.03
Common stock of Total System Services, Inc., par value $0.10 per share	TSS	New York Stock Exchange	001-10254	$48.30
Common stock of TripAdvisor, Inc., par value $0.001 per share	TRIP	The NASDAQ Stock Market	001-35362	$63.83
Class A common stock of Twenty-First Century Fox, Inc., par value $0.01 per share	FOXA	The NASDAQ Stock Market	001-32352	$25.57
Class B common stock of United Parcel Service, Inc., par value $0.01 per share	UPS	New York Stock Exchange	001-15451	$108.45
Common stock of Varian Medical Systems, Inc., par value $1.00 per share	VAR	New York Stock Exchange	001-07598	$97.57
Common stock of VeriSign, Inc., par value $0.001 per share	VRSN	The NASDAQ Stock Market	000-23593	$81.37
Common stock of Vertex Pharmaceuticals Incorporated, par value $0.01 per share	VRTX	The NASDAQ Stock Market	000-19319	$78.73
Class B common stock of Viacom Inc., par value $0.001 per share	VIAB	The NASDAQ Stock Market	001-32686	$37.45
Common stock of YUM! Brands, Inc., no par value	YUM	New York Stock Exchange	001-13163	$87.80

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

PS-9 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

•	Accenture plc, an Irish company, is a professional services company that delivers services and solutions in strategy, consulting, application services and operations to its clients.

•	Alaska Air Group, Inc. operates Alaska Airlines and Horizon Air, which together with its partner regional airlines, serve a network in Alaska, the Lower 48, Hawaii, Canada and Mexico.

•	Altria Group, Inc. is a holding company that, through its subsidiaries, manufactures and sells cigarettes, machine-made large cigars, pipe tobacco, smokeless tobacco products and wine.

•	Amazon.com, Inc. operates retail websites, manufactures and sells electronic devices, offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through it, offers developers and enterprises a set of global compute, storage, database, and other service offerings.

•	American Airlines Group Inc. is a holding company whose primary business activity is the operation of a network carrier through its principal wholly-owned subsidiary: American Airlines, Inc.

•	The Boeing Company is an aerospace firm.

•	Brown-Forman Corporation primarily manufactures, bottles, imports, exports, markets and sells alcoholic beverages.

•	CBS Corporation is a mass media company with operations in entertainment, cable networks, publishing and local broadcasting.

•	Cummins Inc. designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, including filtration, after treatment, turbochargers, fuel systems, controls systems, air handling systems and electric power generation systems.

•	DaVita HealthCare Partners Inc. operates a U.S. dialysis and related lab services business and a patient- and physician-focused integrated healthcare delivery and management company and engages in ancillary services and strategic initiatives.

•	The Dow Chemical Company owns a portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses that delivers a range of technology-based products and solutions to customers.

•	E.I. du Pont de Nemours and Company is a science and technology-based company that operates six business segments: agriculture, electronics & communications, industrial biosciences, nutrition & health, performance materials, and safety & protection.

•	Edwards Lifesciences Corporation is a medical technology company that offers products for structural heart disease and critical illness.

•	Eli Lilly and Company discovers, develops, manufactures and markets products in two business segments: human pharmaceutical products and animal health products.

•	Equifax Inc. is a provider of information solutions and human resources business process outsourcing services for businesses, governments and consumers.

•	Facebook, Inc. builds products that enable people to connect and share through mobile devices and personal computers.

•	FedEx Corporation provides a portfolio of transportation, e-commerce and business services.

•	Fluor Corporation is a holding company that, acting through its subsidiaries, is a professional services firm that provides engineering, procurement, construction, fabrication and modularization, commissioning and maintenance as well as project management services on a global basis.

•	FMC Corporation is a chemical company serving agricultural, consumer and industrial markets globally with solutions, applications and products.

•	General Dynamics Corporation is a global aerospace and defense company that offers a portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) solutions and information technology services; and shipbuilding.

•	The Goodyear Tire & Rubber Company develops, manufactures, markets and distributes tires for most applications, manufactures and markets rubber-related chemicals for various applications, operates commercial track service and retreading centers and tire and auto service center outlets where it offers its products for retail sale and provides automotive repair and other services.

•	H&R Block, Inc. provides assisted income tax return preparation, digital do-it-yourself tax solutions and other services and products related to income tax return preparation to the general public primarily in the United States, Canada, Australia, and their respective territories.

•	Harris Corporation, together with its subsidiaries, provides technology-based solutions to government and commercial customers.

PS-10 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

•	The Hershey Company is a producer of chocolate and non-chocolate confectionery.

•	International Paper Company is a global paper and packaging company.

•	Intuit Inc. creates business and financial management solutions for small businesses, consumers and accounting professionals.

•	L-3 Communications Holdings, Inc. is a prime contractor in intelligence, surveillance and reconnaissance systems, aircraft sustainment (including modifications, logistics, and maintenance), simulation and training, night vision and image intensification equipment and security and detection systems. It is also a provider of a range of communication and electronic systems and products used on military and commercial platforms

•	Lockheed Martin Corporation is a security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. It also provides a range of management, engineering, technical, scientific, logistics and information services.

•	Mallinckrodt public limited company, an Irish company, is a specialty biopharmaceutical and nuclear imaging business that develops, manufactures, markets and distributes specialty pharmaceutical and biopharmaceutical products and nuclear imaging agents.

•	MasterCard Incorporated is a technology company in the global payments industry that connects consumers, financial institutions, merchants, governments and businesses, enabling them to use electronic forms of payment.

•	Monsanto Company is a provider of agricultural products for farmers.

•	Motorola Solutions, Inc. is a provider of communication infrastructure, devices, accessories, software and services.

•	Northrop Grumman Corporation is a security company that offers products, systems and solutions in unmanned systems, cyber, command, control, communications and computers, intelligence, surveillance, and reconnaissance, strike aircraft and logistics and modernization to government and commercial customers.

•	Occidental Petroleum Corporation explores for, develops and produces oil and condensate, natural gas liquids (NGLs) and natural gas; manufactures and markets basic chemicals and vinyls; and gathers, processes, transports, stores, purchases and markets oil, condensate, NGLs, natural gas, carbon dioxide and power. It also trades around its assets, industrial transportation and storage capacity.

•	Philip Morris International Inc. is a holding company whose subsidiaries, affiliates and their licenses are engaged in the manufacture and sale of cigarettes, other tobacco products and other nicotine-containing products in markets outside of the United States.

•	Pitney Bowes Inc. is a technology company offering customer information management, location intelligence and customer engagement products and solutions.

•	Raytheon Company is a technology company specializing in defense and other government markets throughout the world. It develops products, services and solutions in its core markets: sensing; effects; command, control, communications, computers, cyber and intelligence; mission support; and cybersecurity.

•	S&P Global Inc. is a benchmarks and ratings, analytics, data and research provider serving capital, commodities and commercial markets.

•	The Southern Company owns operating public utility companies that supply electric service in the states of Alabama, Georgia, Florida, and Mississippi, and another operating public utility company that constructs, acquires, owns and manages generation assets, including renewable energy projects, and sells electricity at market-based rates in the wholesale market. It owns another subsidiary that provides digital wireless communications for its and its subsidiaries’ use, markets these services to the public and also provides wholesale fiber optic solutions to telecommunication providers in the Southeast.

•	Texas Instruments Incorporated designs and makes semiconductors that it sells to electronics designers and manufacturers.

•	Textron Inc. is a multi-industry company that leverages its network of aircraft, defense, industrial and finance businesses to provide customers with products and services.

•	Total System Services, Inc. is a global payment solutions provider that provide services to financial and nonfinancial institutions. It also provides payment processing services, acquiring solutions, related systems and integrated support services to merchant acquirers and merchants. In addition, it provides general-purpose reloadable prepaid and payroll cards and alternative financial service solutions to the underbanked and other consumers.

PS-11 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

•	TripAdvisor, Inc. owns and operates a portfolio of online travel brands. Its websites aggregate travelers’ reviews and opinions about destinations, accommodations, activities and attractions, and restaurants. In addition to user-generated content, its websites feature price comparison tools and links to partner websites, including travel advertisers, on which users can book their travel arrangements.

•	Twenty-First Century Fox, Inc. is a global media and entertainment company with operations in the following segments: (i) Cable Network Programming; (ii) Television; (iii) Filmed Entertainment; and (iv) Other, Corporate and Eliminations.

•	United Parcel Service, Inc. is a package delivery company a provider of global supply chain management solutions.

•	Varian Medical Systems, Inc., is a manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy and brachytherapy. It is also a supplier of X-ray imaging components for medical, scientific, cargo screening, and industrial applications.

•	VeriSign, Inc. is a provider of domain name registry services and Internet security.

•	Vertex Pharmaceuticals Incorporated is in the business of discovering, developing, manufacturing and commercializing medicine for serious diseases. Its business is focused on developing and commercializing therapies for the treatment of cystic fibrosis and advancing its research and development programs in other indications.

•	Viacom Inc. is a media company that creates television programs, motion pictures, short-form content, applications, games, consumer products, social media and other entertainment content.

•	YUM! Brands, Inc. develops, operates, franchises and licenses a worldwide system of restaurants that prepare, package and sell a menu of food items.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, based on the weekly historical closing prices of one share of each Reference Stock from December 13, 2013 through October 21, 2016, and, except as noted below, the historical performance of each Reference Stock, based on the weekly historical closing prices of one share of each Reference Stock from January 7, 2011 through October 21, 2016. The graph of the historical performance of the Basket assumes that the closing level of the Basket on December 13, 2013 was 100 and that the Stock Weights of the Reference Stocks were as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement on that date.

The historical closing levels of the Basket and the historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of any Reference Stock on the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-12 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-13 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

† This graph sets forth the historical performance of the common stock of American Airlines Group Inc. based on the weekly historical closing prices of one share of the common stock of American Airlines Group Inc. from December 13, 2013 through October 21, 2016. The common stock of American Airlines Group Inc. commenced trading on The NASDAQ Stock Market on December 9, 2013 and therefore has limited historical performance.

PS-14 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-15 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-16 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-17 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

†† This graph sets forth the historical performance of the Class A common stock of Facebook, Inc. based on the weekly historical closing prices of one share of the Class A common stock of Facebook, Inc. from May 18, 2012 through October 21, 2016. The common stock of Facebook, Inc. commenced trading on The NASDAQ Stock Market on May 18, 2012 and therefore has limited historical performance.

PS-18 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-19 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-20 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-21 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-22 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

††† This graph sets forth the historical performance of the ordinary shares of Mallinckrodt public limited company based on the weekly historical closing prices of one ordinary share of Mallinckrodt public limited company from June 21, 2013 through October 21, 2016. The common stock of Mallinckrodt public limited company commenced trading on the New York Stock Exchange on June 17, 2013 and therefore has limited historical performance.

PS-23 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-24 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-25 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-26 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-27 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

†††† This graph sets forth the historical performance of the common stock of TripAdvisor, Inc. based on the weekly historical closing prices of one share of the common stock of TripAdvisor, Inc. from December 9, 2011 through October 21, 2016. The common stock of TripAdvisor, Inc. commenced trading on The NASDAQ Stock Market on December 7, 2011 and therefore has limited historical performance.

PS-28 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-29 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

PS-30 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-31 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-32 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-33 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 50 Reference Stocks